Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted from this exhibit and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Exhibit 4.4

Fixed Price Contract
Poplar Grove Preparation Plant, Materials Handling and Green River Dock

This Fixed Price Contract (“Contract”), made this 23 of June, 2017, is entered by and between Fricke Management and Contracting, Inc., an Illinois Corporation (“Contractor”), and Hartshorne Mining, LLC, a Delaware Limited Liability Company (“Owner”).  In consideration of mutual promises and valuable consideration, Contractor and Owner agree:

1.0	Definitions. As used in this Contract, these terms have the respective meanings stated below:

1.1           “Applicable Laws” means all laws, statutes, rules, acts, ordinances, codes, regulations, directives and orders of Governmental Authorities, whether federal, state or local, and including requirements of permits, certificates and licenses, in effect during the term of this Contract.

1.2           “Application(s) for Payment” has the meaning in Paragraph 5.4 of this Contract.

1.3           “Bankrupt” means:

1.3.1        applying for or consenting to the appointment of, or taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

1.3.2        making a general assignment for the benefit of creditors;

1.3.3        filing a petition seeking to take advantage of law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts;

1.3.4        taking any action to effect any of the foregoing; or

1.3.5        being a defendant, respondent, alleged debtor, or otherwise having commenced against Contractor, in any court of competent jurisdiction, a proceeding or case seeking its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of Contractor’s debts.

1.4           “Change Order” has the meaning in Paragraph 6.1 of this Contract.

1.5           “Change Order Proposal” has the meaning in Paragraph 6.2 of this Contract.

1.6           “Change Order Request” has the meaning in Paragraph 6.2 of this Contract.

1.7           “Commissioning” means the process of planning, documenting, scheduling, testing, adjusting, verifying, and training, to provide a facility that operates as a fully functional system per the Scope of Work, Schedule A.

1.8           “Confidential Information” has the meaning in Paragraph 3.18 of this Contract.

1.9           “Construction Milestone Date” means the date of completion of a defined part of the Work that is less than the entire Work and as particularly described in the Final Construction Schedule.

1.10         “Construction Work” means all portions of the Work that are physically performed by labor and equipment - not Pre-Construction Project Drawings Work.

1.11         “Contract Documents” are this Contract, all Drawings, all Specifications, the Final Construction Schedule, the Scope of Work, any written amendment to this Contract executed by Contractor and Owner, all Change Order(s) and all Work Order(s).

1.12         “Contract Sum” has the meaning in Paragraph 5.1 of this Contract.

1.13         “Contractor’s Representative” has the meaning in Paragraph 3.11 of this Contract.

1.14         “Contractor Submittals” include (i) three (3) complete sets of equipment operation and maintenance manuals reasonably satisfactory to Owner, and spare parts lists, unless a greater quantity is specified in any other Contract Document; (ii)  one (1) digital and three (3) complete sets of the color-marked “As-Built” Drawings that reflect all changes in the Work authorized by Owner, or which are required as a result of field or other conditions or adapt approved types of apparatus, fixtures, or materials to the Work, or which may be required by local or other authorities to conform to Applicable Laws; and (iii) a “Contractor’s Partial Waiver and Release”, in the form in Schedule C attached and incorporated into this Contract.

1.15         “Direct Agreement” means a direct agreement to be entered into between the Contractor, the Owner and Macquarie Bank Limited (“Macquarie”) for the benefit of certain secured parties, with respect to the financing of the Project, which must be in form and substance satisfactory to Macquarie.

1.16         “Drawings” are the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location and dimensions of the Work including blueprints, plans, elevations, sections, details and diagrams.

1.17         “Final Completion” of the Work has the meaning in Paragraph 5.10 of this Contract.

1.18         “Final Construction Schedule” has the meaning in Paragraph 4.1 of this Contract.

1.19         “Final Payment” has the meaning in Paragraph 5.10 of this Contract.

1.20         “Force Majeure Occurrence” has the meaning in Paragraph 8.1 of this Contract.

1.21         “Governmental Authority(ies)” means any federal, state or local government, and political subdivision(s) thereof, and any entity(ies) exercising executive, legislative, judicial, regulatory or administrative functions having or pertaining to government, including without limitation the Mine Safety and Health Administration.

1.22         “Jobsite” means the site of the Poplar Grove Mine, the Poplar Grove Preparation Plant & Refuse Area and the Green River Barge Dock located in McLean County, Kentucky where the Work will be performed as set forth in the Contract.

1.23         “Liabilities” means all liabilities, obligations, deficiencies, demands, claims, causes of action, suits, assessments, losses, fines, penalties, damages, costs or expenses (including all reasonable attorneys’ fees and the costs of investigation, settlement and defense).

1.24         “Owner’s Representative” shall mean such representative of Owner as specified by written notice from Owner to Contractor.  Notice to Owner’s Representative shall be effective as notice to Owner.

1.25        “Pre-Construction Project Drawings Work” means that portion of the Work designated in the Scope of Work as the “Pre-Construction Project Drawings.”

1.26         “Pre-Existing Contractor Material” has the meaning in Paragraph 2.2 of this Contract.

1.27         “Project” shall mean the “Project” identified below the title of this Contract on the first page, which constitutes an identified portion of the development and construction of the Poplar Grove Mine and other components of the Buck Creek Mine Complex in McLean County, Kentucky.

1.28         “Punch List” is the Work yet to be completed by Contractor, which will be itemized on one or more documents following Substantial Completion of the Work and necessary for the Contractor to attain Final Completion.

1.29         “Punch List Retainage” means an amount equal to [***] of Owner’s estimated cost for Contractor to complete the Punch List items as required by Paragraph 4.7 of this Contract.

1.30         “Retainage” has the meaning in Paragraph 5.4 of this Contract.

1.31         “Scope Change” means a material addition to, deletion from, suspension of or other modification to the quality, quantity, function or intent of the Work as provided for in the Contract Documents, but does not include refinement, correction or resolution of conflict in respect of the Contract Documents, or detailing of the Work by the Contractor.

1.32         “Scope of Work” shall mean documents listed in Schedule A, which are incorporated by reference and made a part of this Contract.  In the event of a discrepancy between the Scope of Work and the provisions of this Contract, the more onerous requirement or standard shall apply.

1.33         “Specifications” are any portion of the Contract Documents consisting of the written requirements for materials, equipment and any other standards pertaining to the Work.

1.34         “Substantial Completion” and/or “Substantially Complete” means the completion of the Work in full compliance with the Contract Documents, Contractor’s provision to Owner of the Contractor Submittals, including operation and maintenance manuals, and the receipt of any necessary approval by Governmental Authorities, such that Owner may enjoy beneficial use or occupancy and may use, operate, and maintain the facilities to be constructed under this Contract in all respects, for its intended purpose, all as certified in writing by Owner; provided, however, that a minor amount of Work that does not materially affect the operation and use of the facilities to be constructed, will not delay Owner’s certification of Substantial Completion.  Substantial Completion requires the successful completion of all Testing and Commissioning; Substantial Completion is not reached until all Testing and Commissioning requirements are fulfilled to the satisfaction of the Owner.   Substantial Completion also requires submission of all outstanding lien waivers from the Contractor, any subcontractors and suppliers of equipment and materials to assure Owner that Contractor has satisfied its obligations and there will be no liens, claims, or encumbrances on the Project.

1.35         “Substantial Completion Date” means the date that the Work is to be Substantially Complete under the Final Construction Schedule, as such date may be extended under Paragraphs 4.3 and 4.4 of this Contract.

1.36         “Substantial Completion Payment” has the meaning in Paragraph 5.9 of this Contract.

1.37         “Testing and Commissioning Requirements” means testing and confirming full operational functionality and proper calibration of the equipment provided by Contractor, as set forth in Schedule A.

1.38         “Work” means all labor, materials, services and equipment provided or to be provided by Contractor, or any subcontractor of Contractor approved by Owner under Paragraph 3.2, to fulfill Contractor’s obligations under the Contract Documents and as described in the Scope of Work, including the delivery by Contractor to Owner of the Contractor Submittals.

1.39         “Work Order” has the meaning in Paragraph 6.4 of this Contract.

1.40         “Work Product” has the meaning in Paragraph 2.2 of this Contract.

2.0	Ownership of Materials.

2.1           The Contract Documents and the Contractor Submittals are the property of Owner and shall be promptly returned or delivered to Owner (or in the case of electronic documents, be deleted) upon request or immediately upon termination of the Contract.

2.2           Owner shall retain all right, title and interest (including, but not limited to, all copyrights, patents, service marks, trademarks, trade secrets and other intellectual property rights) in or to any information and/or materials (including, but not limited to, any Confidential Information) supplied by Owner to Contractor in connection with the performance of the Work.  All works, documents, information, ideas, studies, designs, reports, formulas and calculations (collectively, the “Work Product”) developed or created in connection with the performance of the Work under this Contract shall be considered “works made for hire” (as such term is defined under U.S. copyright law), with Owner being the author thereof, and shall otherwise remain and become the exclusive property of Owner.  Contractor irrevocably transfers and assigns to Owner all ownership rights in any Work Product developed or created in connection with the performance of the Work.

Contractor further agrees to provide all reasonable assistance to Owner in perfecting and maintaining its rights to the Work Product, and Contractor agrees that Owner may use as it sees fit the Work Product for any purpose with no additional consideration.  The parties acknowledge that while performing the Work, Contractor may provide or otherwise make available to Owner works, documents, information, ideas, studies, designs, reports, formulas and calculations previously developed by Contractor or developed by Contractor independent of the Work (“Pre-Existing Contractor Material”).  Contractor shall retain all right, title and interest in, and may use for any purpose, all Pre-Existing Contractor Material.  If any Pre-Existing Contractor Material is incorporated into any Work Product or other materials provided to Owner or its affiliates while performing the Work, Contractor grants Owner and its affiliates a royalty-free, nonexclusive, perpetual, irrevocable, and unconditional license to use the Pre-Existing Contractor Material (including the right to copy and prepare derivative works) for any purpose.

3.0	Scope and Performance Obligations in Respect of the Work.

3.1           Contractor shall perform the Work in strict compliance with the Contract Documents.  If there is a discrepancy between the Scope of Work and the provisions of other Contract Documents, the more onerous requirement or higher standard shall govern.

3.2           Contractor may not assign or transfer (including by operation of law), delegate or subcontract any part of the Contract Documents or any portion of the Work (including, but not limited to, by way of using leased workers/borrowed servants), nor shall Contractor assign any monies due or to become due to Contractor, without the prior written consent of Owner (including the list of approved subcontractors set out in Schedule A), which consent may be withheld at the sole discretion of Owner. In providing consent with respect to any subcontractor, Owner shall have the right to review and approve the terms and conditions of any subcontract (which subcontract shall include a prohibition on any right to further subcontract assign or transfer that subcontract work). Contractor further agrees, represents and warrants that: (i) all Work performed under this Contract by any subcontractor shall be provided or performed pursuant to and in compliance with all the Contract Documents; (ii) Contractor shall take all action necessary to ensure that any such subcontractor complies with the terms of the Contract Documents; (iii) the terms and conditions of all subcontracts shall be consistent with the terms and conditions of the Contract Documents; and (iv) Contractor shall be responsible to Owner for the compliance and all Work performed by such subcontractors as if the compliance or Work had been provided or performed by Contractor.

3.3           Contractor certifies that it has carefully reviewed and is fully familiar with all terms, conditions and requirements of the Contract Documents.  Contractor shall at once report to Owner any errors, inconsistencies or omissions it may discover or assume the risk therefore.  Provided Owner is promptly notified by Contractor, Owner shall use reasonable commercial efforts to clarify or correct such errors, inconsistencies or omissions as soon as reasonably possible under the circumstances.

3.4           Contractor is familiar with the Jobsite, the vicinity thereof and all other conditions and requirements relevant to the performance of the Work.  Contractor assumes the risk of such conditions and requirements and shall fully complete the Work for the Contract Sum in Paragraph 5.1 of this Contract.  To the extent legally required or requested by Owner or an affiliate, prior to entering the property and facilities of Owner or an affiliate for performance of the Work or otherwise, all employees, employees of any approved subcontractors and other persons associated with Contractor shall receive hazard training regarding a non-exhaustive list of certain hazards that might be encountered upon such property and facilities and execute any related forms provided by Owner or an affiliate.

3.5          Contractor shall provide and pay for all materials, labor, tools, construction supplies, consumables, sanitary facilities, equipment, light, transportation (including all unloading and handling) and other facilities reasonably necessary for the proper execution and completion of the Work in accordance with the Contract Documents.

3.6           Unless otherwise set forth in the Specifications, (i) all materials, products and equipment furnished by Contractor shall be in accordance with the Contract Documents, (ii) all materials, products and equipment incorporated into the Work shall be new unless specified in Schedule A of this Contract, (iii) Contractor shall handle, apply, install, erect, use, clean and condition all materials and equipment in accordance with the directions or instructions of the manufacturer, and (iv) Contractor shall transfer all equipment manufacturer’s warranties to Owner.  Owner shall have the right at any time to inspect all materials, products and equipment furnished by Contractor and any approved subcontractors, and may disapprove any materials, products and/or equipment that are not in strict compliance with Applicable Laws and the Contract Documents, in which case Contractor shall promptly remove such materials, products and equipment from the Jobsite and replace them with compliant materials, products and/or equipment at Contractor’s cost and expense or, to the extent possible and with Owner’s prior approval, promptly take remedial action at Contractor’s cost and expense to bring such materials, products and/or equipment into strict compliance with Applicable Laws and the Contract Documents.

3.7           Contractor acknowledges and stipulates that the Contract Documents describe certain specific materials, products and equipment required unless an equivalent substitution or alternative is specifically approved in writing by Owner. Should Contractor propose to furnish other equivalent materials, products or equipment, either in substitution for or as an alternative to those required by the Contract Documents, Contractor shall submit full details thereof and obtain Owner’s prior written approval.  Owner’s decision on the suitability or “of equal” characteristics of any materials, products or equipment to those specified shall be final, but the approval of Owner shall not relieve Contractor from its responsibility concerning the Work or affect Contractor’s guarantee covering all parts of the Work.

3.8           All construction equipment obtained or furnished by Contractor to be used by Contractor on the Jobsite shall be in working condition and in compliance with Applicable Laws, fit for the uses for which the equipment is intended and suitable for the safe and efficient performance of the Work.

3.9           Contractor shall maintain, at the Jobsite, one complete set of all Drawings and Specifications. Such Drawings and Specifications shall be clearly marked “Project Record Copy” and be maintained in a clean and neat condition available for inspection and use by the Owner and its representatives.  Contractor shall promptly record on this “Project Record Copy” all changes in the Work authorized by Owner, or which may be required to suit field or other conditions or to adapt approved types of apparatus, fixtures, or materials to the Work, or which may be required by Governing Authorities to conform to Applicable Laws so at all times, the “Project Record Copy” reflects the “As-Built” condition of the Work.  The manner of recording changes shall be consistent throughout Contractor’s performance of the Work.

3.10         Owner is responsible for all permits.

3.11         Contractor shall utilize only qualified and (where required) duly licensed employees, agents and approved subcontractors to perform the Work and all portions thereof. Upon request by Owner, Contractor shall furnish to Owner a list showing the names and business addresses of all employees and approved subcontractors and their employees engaged in the Work.  Contractor shall require each person entering the property of Owner or an affiliate to be identified by means satisfactory to Owner. Contractor shall have a competent representative at the Job Site during all times for which Work is being performed who shall have absolute authority to act, in all respects, on behalf of and for Contractor (“Contractor’s Representative”).  Contractor shall notify Owner in writing of the identity of Contractor’s Representative before commencing any Work, and Contractor shall provide Owner with prior written notice of any subsequent change in Contractor’s Representative. Contractor shall replace said representative, without charge, if so demanded by Owner for any lawful reason. Notice to Contractor’s Representative shall be effective as notice to Contractor. Owner may refuse permission for any person, including any employee, agent or representative of Contractor or any approved subcontractor, to enter upon the Jobsite.

3.12         The Work shall be executed in a workmanlike manner by qualified, safe, careful and efficient workers in strict conformity with the practices, methods, standards and acts that, in exercising reasonable judgment by a prudent and experienced contractor would have been utilized to accomplish the Work for the expected life of the Work, in a manner consistent with the standards specified in the Contract Documents and in compliance with all Applicable Laws. Without limiting the generality of the forgoing, Contractor shall (i) take all necessary safety and other precautions to protect all property and persons from damage or injury arising out of the performance of the Work; (ii) comply strictly with all Applicable Laws, including those pertaining to the environment, health, safety or labor which apply to Contractor or to the Work such as the Federal Mine and Health and Safety Act of 1977, as amended, regarding training and workplace safety (including requirements for annual retraining and records retention attendant thereto), Sections 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended, employee safety orders or safe place of employment laws (whether federal, state or local); (iii) enforce discipline and good order among its employees and its approved subcontractors; (iv) not employ on the Work any unfit person or anyone not skilled or holding any necessary licenses in the assigned work; and (v) inspect any places and correct any conditions which are or may create an unsafe environment regarding the performance of the Work.

Contractor shall report promptly in writing to the Owner all recordable accidents and injuries occurring at the Jobsite, and the Contractor shall promptly furnish to Owner a copy of any accident reports it prepares regarding such accidents and injuries, including any such reports it must file with a Governmental Authority.  Contractor shall (i) comply in all respects with, and cause all of its approved subcontractors and its and their employees, agents and representatives to comply in all respects with, Owner’s Drug Free Workplace Program adopted under the Drug Free Workplace Program of Kentucky’s Division of Mine Safety; (ii) implement and enforce a written policy that ensures compliance by its employees, agents, representatives and approved subcontractors (and their employees, agents and representatives) with all Applicable Laws regarding the use, possession, sale and distribution of alcohol and drugs, which policy shall comply with, and shall not conflict with, any of the requirements of the Drug Free Workplace Program of Kentucky’s Division of Mine Safety; and (iii) provide a copy of Contractor’s policy referred to in clause (ii) of this sentence to Owner prior to commencing the Work.  Owner may require Contractor to remove from the Work any employees that Owner deems incompetent, careless, insubordinate or detrimental to the progress of the Work. Contractor shall not, and Contractor shall ensure that Contractor’s subcontractors shall not, grant any rebates or gratuities to any director, manager, officer or employee of Owner or Owner’s affiliates in connection with the performance of this Contract.

3.13         Contractor shall keep the Jobsite and the vicinity of the Jobsite clean and neat while performing the Work and shall comply with all Applicable Laws pertaining to the Jobsite, the vicinity thereof, and the Work.  Furthermore, and as part of fully completing the Work, Contractor shall leave the Jobsite and the Work clean and ready for use, and shall remove all materials, equipment, rubbish and other debris at the Jobsite and the vicinity of the Jobsite in a manner consistent with all Applicable Laws and as directed by all authorized representatives of Owner.  If Contractor fails to maintain or leave the Jobsite or the Work in such condition, Owner may, at its option and to its satisfaction, make the Jobsite and the Work clean and ready for use, in which case Owner may offset all associated costs against amounts otherwise payable to the Contractor under this Contract, or demand prompt reimbursement from Contractor for all or any portion of such costs.

3.14         Contractor shall require and ensure that title to all materials, supplies and equipment incorporated into the Work shall pass to Owner from the vendor or supplier of the same.  Risk of loss for materials, supplies and equipment shall remain with Contractor until Final Completion.

3.15         Contractor shall reasonably secure the Jobsite, and is solely responsible for all of its equipment, tools, materials and property at the Jobsite.

3.16         Contractor is an independent contractor and shall have responsibility for and control over the details and means for performing the Work, provided that Contractor complies with the Contract Documents.  Anything in the Contract Documents which may appear to give Owner the right to direct Contractor on the details of performing the Work, or to exercise a measure of control over Contractor, shall mean that Contractor shall follow the desires of Owner in the results only of the Work. Contractor shall be solely responsible for its employees, subcontractors, agents and representatives, and for their compensation, benefits, contributions and taxes, if any.  Nothing in the Contract Documents is intended to create any employment or agency relationship between Contractor and Owner.  To the extent Owner must report amounts paid to Contractor under this Contract under the Internal Revenue Code, Owner shall report such amounts to the Internal Revenue Service on IRS Form 1099.

3.17         Contractor knows that the Work to be performed is only part of the work to be performed in connection with the overall development and construction of the Project.  Owner reserves the right to perform other work in connection with the development and construction of the Project and to contract with other contractors that are connected with the Work.  Contractor shall afford Owner and other contractors reasonable opportunity for the introduction and storage of their parts and materials and the execution of their work, and Contractor shall promptly and properly coordinate and connect its Work with their work.  If any part of the Work under this Contract depends on proper execution or results upon the prior work of Owner or of another contractor (or of Contractor under a separate contract from this Contract), Contractor shall inspect such prior work before beginning that part of the Work under this Contract and, prior to beginning that part of the Work under this Contract but in no event later than ten (10) calendar days after learning of any defects in the prior work, report to Owner any defects in such prior work that render it unsuitable for such proper execution and results in performing the Work under this Contract.  Contractor’s failure to so inspect and timely report such defects prior to Contractor’s commencement of the affected portion of the Work under this Contract shall constitute an acceptance of the prior work by Owner or the other contractor (or Contractor under a separate contract) as fit and proper for the execution of the Work under this Contract, and Contractor shall be prohibited from requesting any extension of the Final Construction Schedule under Paragraphs 4.3 and 4.4, or any Scope Change under Paragraph 6.3, based on such defects.

3.18         Contractor acknowledges and agrees that while negotiating this Contract and performing the Work, Contractor may become exposed to proprietary, confidential, sensitive, non-public or trade secret information concerning the business and operations of Owner and its affiliates (“Confidential Information”). “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than because of disclosure by Contractor or (ii) becomes available to Contractor on a non-confidential basis from a source, other than the Owner or an affiliated entity, that is not restricted from disclosing such information to Contractor by any legal, fiduciary or contractual obligation of confidentiality to Owner or its affiliated entities.  Contractor shall hold Confidential Information in strict confidence and shall not directly or indirectly disclose Confidential Information during the term of this Contract or thereafter to any third party or use the Confidential Information, except (i) as required in the performance of the Work described in this Contract or (ii) as required by order of any court or similar tribunal or any other governmental body or agency of competent jurisdiction; provided, however, that Contractor shall give Owner prior written notice of such permitted disclosure and shall cooperate with Owner if Owner seeks a protective order or similar protection as Owner may deem appropriate to preserve the confidential nature of the Confidential Information.  Contractor agrees at any time upon Owner’s request to promptly return or destroy, and to cause all approved subcontractors to promptly return or destroy, all Confidential Information in its or their possession or control.

The restrictions in this Paragraph 3.18 are necessary to protect the business and goodwill of Owner and its affiliated entities and are considered by Contractor to be reasonable for such purposes.  Contractor agrees that any breach of this Paragraph 3.18 will cause Owner and/or one or more affiliated entities substantial and irrevocable damage, and therefore, if any such actual or threatened breach occurs, besides such other remedies as may be available, Owner and/or one or more affiliated entities may seek specific performance and injunctive relief, and reasonable attorneys’ fees and costs, for enforcing this Paragraph 3.18.  Contractor agrees to take all necessary steps to ensure that all of its employees and approved subcontractors engaged in performing the Work know of the requirements of this Paragraph 3.18 and fully comply with the restrictions in this Paragraph 3.18.

3.19         Material Safety Data sheets as required by law and pertaining to materials or substances used or consumed in performing the Work, whether obtained by the Contractor, its subcontractors, Owner, or others, shall be maintained at the Jobsite by the Contractor and provided to the Owner upon request. The Contractor shall be responsible for the proper delivery, handling, application, storage, removal, and disposal of all such materials and substances brought to the Jobsite.  Contractor shall record and report the annual calendar year chemical usage of Toxic Release Inventory chemicals used by Contractor on the property of Owner and its affiliates as required by 40 C.F.R., Part 372, and shall submit a current report to Owner regarding such usage promptly upon request.

3.20         Contractor represents and warrants it is duly registered and qualified to conduct business and in good standing in the state at which the Jobsite is located.  To the extent legally required or requested by Owner, before commencing any Work, Contractor shall, and shall cause Contractor’s subcontractors to, apply for and secure a contractor identification number from the Mine Safety and Health Administration and shall provide such number(s) to Owner.

3.21         Contractor shall create and maintain for three (3) years following final acceptance of the Work by the Company or earlier termination of this Contract, and ensure that Contractor’s approved subcontractors create and maintain for such period, a true, correct and complete set of records, including books and accounts under accepted principles consistently applied, relating to the Work and this Contract.  Owner and its representatives shall be permitted access, within a reasonable time after request therefore, to such records to audit and verify the Work, the cost of the Work and/or any other charges or payments made under this Contract.

4.0	Final Construction Schedule.

4.1           Attached as Schedule B and incorporated into this Contract is the “Final Construction Schedule” that (i) details the phases of the Work and each Construction Milestone Date and (ii) provides for the Substantial Completion Date.

4.2           The Pre-Construction Project Drawings Work shall be commenced by Contractor promptly following execution of this Contract. The Construction Work shall be commenced by Contractor promptly following notice from Owner that the Jobsite is available for commencement of the Construction Work.  Owner’s current estimate of the anticipated date for commencement of the Construction Work is reflected in the Final Construction Schedule included in Schedule B, however such date is subject to change and the actual commencement date for the Construction Work will not occur until Owner provides notice under the immediately preceding sentence. Time is of the essence for this Contract and the Contract Documents. Contractor shall cause the Work to meet the Construction Milestone Dates and the Substantial Completion Date in the Final Construction Schedule, as the same may be amended from time to time under Paragraphs 4.3 and 4.4 of this Contract.

4.3           The Construction Milestone Dates within the Final Construction Schedule shall be updated by Contractor to reflect any material modifications to each Construction Milestone Date.  The Contractor acknowledges that the Construction Milestone Dates are necessary for the Owner to manage its business, including cash flow requirements and coordination of other work at the Project, and agrees to keep the Final Construction Schedule up to date as a true and accurate forecast of the Project Work.  The Substantial Completion Date within the Final Construction Schedule can only be changed with the prior written approval of the Owner in accordance with Paragraph 4.4 of this Contract.  The Contractor acknowledges and agrees that any failure to maintain a properly updated Final Construction Schedule may give the Owner the right to terminate this Contract for “cause” under Paragraph 12.1.2.

4.4           The Substantial Completion Date and the Final Construction Schedule may only be extended after written approval by Owner of: (i) a Change Order in accordance with Paragraphs 6.1, 6.2 or 6.3 of this Contract, (ii) a Work Order in accordance with Paragraph 6.4 of this Contract, or (iii) a written request from the Contractor, setting forth in detail the reason(s) for the request to extend the Substantial Completion Date and the Final Construction Schedule.  This written request must be provided to Owner no later than [***] days after Contractor knew or should have known of the events giving rise to such delay.  Failure to give Owner timely written notice under this Paragraph 4.4 shall constitute a waiver of Contractor’s delay claim.

4.4.1        Should the Contractor be delayed in the commencement, prosecution or completion of the Work by any act, omission, neglect or default of Owner or of anyone employed by Owner, Contractor shall be entitled to an extension of time equivalent to impact of such Owner-caused delay to the critical path of the Work.  For delays solely caused by the Owner, Contractor agrees to accept as full compensation for said delays Contractor’s direct field costs associated with the delay.

4.4.2        Should the Contractor be delayed in the commencement, prosecution or completion of the Work by any event beyond either Contractor or Owner’s control, such as labor strikes affecting the transportation of Work materials or equipment, Force Majeure Occurrence described in Paragraph 8.1 subject to compliance with the obligations in section 8.3, or concurrent delays, Contractor shall be entitled to a time-extension only, with no additional compensation for any costs incurred by Contractor as a result of the non-Owner-caused delay.

4.5           Contractor and Owner stipulate and acknowledge that it would be difficult and impractical under the circumstances to ascertain and fix actual damages that Owner will incur for each day Substantial Completion is delayed beyond the Substantial Completion Date. Accordingly, Contractor shall pay to Owner as liquidated damages, and not as a penalty, the following liquidated damages (which the parties acknowledge are a reasonable estimation of the actual damages that would be incurred by Owner if such delay occurs) for each calendar day that the Work is not Substantially Complete relative to the Substantial Completion Date:

Delay Period	Liquidated Damages Amount

1-30 calendar days	[***]

31-60 calendar days	[***]

61 or more calendar days	[***]

Owner may offset any accrued but unpaid liquidated damages under this Paragraph 4.5 from amounts otherwise payable to Contractor under this Contract.  The full amount of any liquidated damages that have accrued under this Paragraph 4.5 during any calendar month, to the extent they have not been previously collected by Owner by offset pursuant to the immediately preceding sentence, shall be paid by Contractor to Owner on the first business day of the following month.

4.6           Contractor and Owner further stipulate and acknowledge that the terms, conditions and liquidated damage amounts in Paragraph 4.5 of this Contract, including the escalation of the measure of damages based on the cumulative duration of the delay, are reasonable considering the costs and expenses that Owner will likely incur in the event of Contractor’s failure to achieve Substantial Completion by the Substantial Completion Date. The amounts of such liquidated damages are agreed upon and fixed by the parties because of the difficulty of ascertaining on the date the exact costs and expenses actually incurred by Contractor and shall not be, or be deemed to be, a penalty or forfeiture.  The obligation to pay or payment of any such liquidated damages shall not affect Owner’s rights to terminate this Contract under any other provision of this Contract or otherwise limit or exclude any other remedies or relief that Owner is entitled to under this Contract.

4.7           Contractor shall have [***] calendar days from Substantial Completion to complete the Punch List items to Owner’s satisfaction and accomplish Final Completion.  Should the Contractor fail to accomplish Final Completion within such time, Owner shall have the right at any time thereafter to take possession of the Jobsite and, at Contractor’s expense, finish or correct any or all remaining Punch List items by whatever method Owner deems expedient. Owner may offset any expenses incurred by Owner in finishing or correcting Punch List items under the immediately preceding sentence from amounts otherwise payable to Contractor under this Contract including, without limitation, from the Retainage; and Contractor shall pay Owner the full amount of such expenses within [***] business days of Owner’s delivery to Contractor of an invoice therefore, to the extent Owner has not previously recovered such expenses by offset.

5.0	The Contract Sum and Final Completion Procedures.

5.1           The “Contract Sum” in respect of the Final Completion of the Work is/are the amount(s) listed in Schedule A.  The Contract Sum is subject to adjustment under approved Change Orders and Work Orders.  The Contract Sum encompasses each and every other item of expense regarding the Work, including (without limitation) (i) Contractor’s costs and expenses regarding all materials, labor,  tools, construction supplies, consumables, sanitary facilities, equipment, light, transportation (including all unloading and handling) and other facilities reasonably necessary for the proper execution and completion of the Work under the Contract Documents; (ii) Contractor’s costs and expenses regarding approved subcontractors; (iii) Contractor’s overhead and profit; (iv) all payroll taxes, contributions, benefits and insurance coverage regarding employees of Contractor and any approved subcontractor of Contractor; and (v) any and all taxes imposed by and due to any governmental authority in the form of sales, use, excise, value added, environmental, gross receipts or franchise tax, state and local product tax, state and local inspection fees, or similar taxes, assessments, or fees, including (without limitation) any and all equipment and materials used or consumed by Contractor and its approved subcontractors.

5.2           Contractor shall promptly pay all bills for labor, tools, materials, supplies, equipment, and services provided and used by Contractor in performing the Work.

5.3           All Applications for Payment, the Substantial Completion Payment and the Final Payment shall be subject to Owner’s right to withhold or offset as set forth in this Contract (including without limitation such right regarding Paragraphs 3.13, 4.7, 5.11, 11.2 and 12.2 of this Contract, and the liquidated damages in Paragraph 4.5 of this Contract).

5.4           During each calendar month in which Contractor performs Construction Work, Contractor shall submit an application for payment (“Application for Payment”) on or before the fifteenth (15th) day of the following month, reflecting estimated progress as of the end of that calendar month for that portion of the Work actually completed, in accordance with the methodology for determining percentage completion in the Scope of Work and set out in Schedule A of this Contract. Applications for Payment shall be in writing and Contractor shall provide support reasonably satisfactory to Owner regarding each such Application for Payment. Contractor shall also deliver a “Contractor’s Partial Waiver and Release”, in the form in Schedule C attached and incorporated into this Contract, with each Application for Payment. Owner may disapprove any such Application for Payment or any portion thereof pending Contractor’s compliance with requirements of the Contract Documents and Owner’s verification of such Work actually completed.

Subject to the approval of each Application for Payment by Owner and Contractor’s delivery of such “Contractor’s Partial Waiver and Release”, Owner shall pay amounts not subject to dispute or offset and otherwise properly payable to Contractor under the Contract Documents within [***] calendar days following its receipt thereof; provided, however, Owner shall retain [***] of the amount payable (calculated prior to any applicable offsets) regarding each such Application for Payment (the “Retainage”), and Contractor’s Application for Payment shall reflect the total payment due less Retainage.  The Retainage shall become earned by Contractor upon Final Completion of the Work.  Contractor grants Owner a security interest in materials or equipment procured and paid for by Contractor in respect of the Work.

5.5           If at any time the Owner determines that Contractor has been paid or applies for payment which represents a percentage of payment for the Work that is greater than the actual percentage of completion of the Work, then Owner reserves the right to adjust the Contractor’s subsequent Applications for Payment to correspond to the actual percentage of completion of the Work.

5.6           At no time shall Owner be obligated to pay Contractor for materials not yet delivered to the Site and incorporated into the Work. However, Contractor may request permission from Owner to invoice Owner for unincorporated materials in storage at the Jobsite.  Approval of such a request shall be at Owner’s sole discretion.

5.7           If Contractor subcontracts any portion of the Work to an approved subcontractor, Owner may, in its sole discretion, pay any or all amounts due any such subcontractor by check jointly payable to Contractor and any such subcontractor (subject to the Retainage regarding such amounts).

5.8           When Contractor believes that it has Substantially Completed the Work under the Contract Documents, it shall provide Owner with a written notice thereof. Owner shall promptly inspect the Work and shall either (i) reject defective or uncompleted portions of the Work; or (ii) advise Contractor in writing that the Work is Substantially Complete.  Owner’s agreement that Contractor has reached Substantial Completion will not excuse Contractor for failing to comply with the Contract Documents or for any undiscovered and/or latent defects.

If Owner rejects any portion of the Work, Contractor shall promptly remedy such rejected Work at Contractor’s expense, and shall again provide Owner with a notice of completion of the Work. The foregoing procedure shall apply again and successively thereafter until Owner advises Contractor that Contractor has achieved Substantial Completion of the Work. Any failure of Owner to inspect the Work or to reject Contractor’s notice of completion shall not be deemed to be acceptance of the Work for any purpose by Owner nor imply acceptance of, or agreement with, any such notice of completion provided by Contractor.

5.9           After Owner advises Contractor that it has achieved Substantial Completion, Contractor will submit its Application for Payment for the unpaid balance of the Contract Sum (including the Retainage) less the Punch List Retainage (“Substantial Completion Payment”).  Owner shall pay Contractor the Substantial Completion Payment within [***] days of receipt of Contractor’s Application for Payment under this Paragraph 5.9 Contractor’s Application for Payment of the Substantial Completion Payment may be subject to greater scrutiny from Owner, given that it includes the release of the Retainage (other than the Punch List Retainage).  The parties acknowledge that even a comparatively minor failure to provide documentation will result in the rejection of an Application for Payment of the Substantial Completion Payment.

5.10         The final payment of the Punch List Retainage (“Final Payment”) will be made upon completion of all Work, including Punch List Work, but only after (i) Contractor has delivered to Owner “Contractor’s Final Release and Waiver of Lien and Indemnification Certificate” in the form set forth in Schedule D attached and incorporated into this Contract, (ii) Contractor has completed all Work, including all Punch List items and provided Owner all deliverables under the Contract, and (iii) Contractor has caused each of its approved subcontractors to furnish to Owner releases of lien or lien waivers satisfactory in form to Owner (collectively, “Final Completion”).

5.11         No payment made to Contractor, nor partial or entire use or occupancy of the Work by Owner, shall constitute an acceptance of any Work or materials not in accordance with the Contract Documents.  The title to all Work completed or installed in the course of performing the Work, and all parts and materials for which any payments have been made by Owner to Contractor, shall be in Owner’s name and shall be free and clear of all liens, claims and encumbrances.  Notwithstanding title thereto being in Owner’s name, the care, custody, control and protection of the Work and all related parts and materials shall be with Contractor, and the risk of loss or damage thereto shall be borne by Contractor, until Final Completion.

5.12         Should Contractor owe Owner any amount under any provisions of the Contract Documents or because of any breach of the Contract Documents, Owner may offset any amount otherwise owed Contractor by Owner under this Contract or any other agreement between Owner and Contractor.

6.0	Changes in the Work.

6.1           Owner may order or authorize one or more Scope Changes, in which event the Contract Sum may be adjusted as agreed by Owner and Contractor and the Final Construction Schedule (including, if applicable, the Substantial Completion Date) may be adjusted under Paragraphs 4.3 and 4.4 of this Contract.  Subject to Paragraph 6.4 of this Contract, Scope Changes must be authorized by a written Change Order, in accordance with the form attached and incorporated into this Contract as Schedule E, approved and signed by Owner and Contractor.  If either party believes a Scope Change is necessary, it shall proceed as set forth in this Paragraph 6.0.  However, the forgoing requirements of this Paragraph 6.0 shall not excuse Contractor from acting in an emergency to prevent imminent personal injury or property damage.

6.2           If the Scope Change is initiated by Owner, then Owner shall deliver to Contractor a written Change Order Request in accordance with the form attached and incorporated into this Contract as Schedule F (“Change Order Request”). Such Change Order Request shall set forth in detail the nature of the requested Scope Change.  Upon its receipt of a Change Order Request, Contractor shall promptly, but not later than [***] calendar days after delivery of the Change Order Request, return to Owner two (2) completed copies of its Change Order Proposal in accordance with the form attached and incorporated into this Contract as Schedule G (“Change Order Proposal”).  Such Change Order Proposal shall set forth in detail, with a separate pay item (addition or deletion) for the purchase and installation of equipment and materials and an otherwise suitable breakdown of costs by trades and work classifications, a fixed sum requested as an adjustment to the Contract Sum together with any requested adjustment to the Final Construction Schedule (including the Substantial Completion Date) regarding such requested Scope Change.  The fixed sum in each Change Order Proposal shall equal the sum of (i) the excess, if any, of (a) Contractor’s good faith estimate of the actual costs of the requested Scope Change, but including only such costs as are directly attributable to and necessarily incurred as part of the requested Scope Change and which are not included in Contractor’s profit and overhead, less (b) Contractor’s good faith estimate of the cost savings that will result from the replacement or deletion of previously required Work by the requested Scope Change, plus (ii) (if the net amount calculated in clause (i) of this sentence is positive) an additional [***] of such (positive) amount calculated in clause (i) of this sentence in satisfaction of all Contractor profit and overhead.  The requested adjustment, if any, to the Final Construction Schedule and Substantial Completion Date specified in any Change Order Proposal shall be limited to the delays directly attributable to and necessarily incurred because of the requested Scope Change.  Each Change Order Proposal shall be accompanied by appropriate data reasonably acceptable to Owner supporting the proposed adjustments, including but not limited to bids, cost estimates, quotations from suppliers, wage schedules, and work schedules.  Owner shall review each Change Order Proposal.  If after review, Owner approves Contractor’s Change Order Proposal, Owner will issue and Contractor will execute and accept a written Change Order, and the Contract Sum and/or Final Construction Schedule and Substantial Completion Date, shall be adjusted as set forth in such Change Order.

6.3          If Contractor desires to initiate a Scope Change, then it shall deliver a written Change Order Proposal to Owner meeting the requirements in Paragraph 6.2 of this Contract, with a detailed explanation of why Contractor believes the proposed Scope Change is necessary, conforming to Schedule G attached and incorporated into this Contract. All such Change Order Proposals must be made by Contractor within [***] calendar days of receipt by Contractor of any Specification, Drawing, or other form of communication from Owner to which the proposed Scope Change is attributable and before performing any work regarding such Scope Change.  Any work performed by Contractor prior to receipt of an approved Change Order shall be solely for the account of Contractor and will not be reimbursed as part of any Change Order.  If Owner, after review, approves Contractor’s Change Order Proposal, Owner will issue and Contractor will execute and accept a Change Order, and the Contract Sum and/or the Substantial Completion Date shall be adjusted as set forth in such Change Order.  Owner shall be entitled to decline or approve any Change Order Proposal initiated by Contractor in Owner’s sole and absolute discretion.

6.4           Owner may, at Owner’s option, deliver Contractor a Work Order in lieu of the usual Change Order procedure.  A “Work Order” is a written instruction to Contractor from Owner to proceed with a Scope Change. The form of the Work Order shall conform to Schedule H, which is attached and incorporated into this Contract. Such Work Order shall set forth in detail the nature of the requested Scope Change.   Upon receipt of each such Work Order, Contractor shall immediately commence performance of the Work Order in the same manner as if a Change Order had been issued by Owner and executed by Contractor.  The fixed sum in each Work Order shall equal to (i) the excess, if any, of (a) Owner’s good faith estimate of the actual costs of the requested Scope Change, but including only such costs as are directly attributable to and necessarily incurred as part of the requested Scope Change and which are not included in Contractor’s profit and overhead, less (b) Owner’s good faith estimate of the cost savings, if any, that will result from the replacement or deletion of previously required Work by the requested Scope Change, plus (ii) (if the net amount calculated in clause (i) of this sentence is positive) an additional [***] of such (positive) amount calculated in clause (i) of this sentence in satisfaction of all Contractor profit and overhead.  In addition, the Substantial Completion Date shall be adjusted as is reasonably appropriate under the circumstances upon request of the Contractor under Paragraphs 4.3 and 4.4 of this Contract.

6.5           For the avoidance of doubt, any decision by Owner not to approve any Change Order shall not be construed as restricting Owner from issuing a Work Order regarding matters covered by the corresponding Change Order Proposal.

6.6           Each Change Order must be executed by the Owner’s Representative and the Contractor’s Representative.

6.7           Each Work Order must be executed by the Owner’s Representative.

7.0	Contractor Guarantees, Testing, and Commissioning.

7.1           Contractor guarantees that it has the capability, experience and means required to perform the Work, and the Work will be performed using personnel, equipment and material qualified and suitable to accomplish the Work.

7.2           Contractor further guarantees to Owner that the Work shall (i) strictly comply with all the provisions of the Contract Documents; (ii) be first-class in every particular; (iii) be free from defects in construction and workmanship; (iv) conform with high professional and trade standards; and (v) strictly comply with all Applicable Laws pertaining to the Work.  Contractor further guarantees to Owner that all materials, equipment and supplies furnished by Contractor for the Work shall be new (unless otherwise set forth in the Specifications and listed in Schedule A of this Contract), in conformance with the Contract Documents, merchantable, of the most suitable grade and fit for their intended purpose.

7.3           If, during the performance of the Work or within [***] months following written acceptance of the Work by Owner, any part of the Work is found to be defective or otherwise nonconforming, Owner shall notify Contractor of such defect or nonconformity and Contractor shall promptly correct such defect or nonconformity at Contractor’s cost and expense.  If Contractor fails to correct any such defect or nonconformity within [***] calendar days following the delivery of such notice by Owner to Contractor (or if such defect or nonconformity cannot reasonably be corrected within [***] calendar days, Contractor fails to commence corrective action within such [***] calendar days and thereafter diligently prosecute corrective action to completion), then Owner may correct any such defect or nonconformity, by whatever method Owner deems expedient, at Contractor’s expense.  The Owner may offset these expenses against any amounts that are payable to Contractor under this Contract.  Otherwise, the Contractor shall pay Owner the full amount of such expenses within [***] business days of Owner’s delivery to Contractor of an invoice therefore, to the extent Owner has not previously recovered such expenses by offset.

7.4	Testing and Commissioning

7.4.1        Contractor shall carry out and satisfy the Testing and Commissioning Requirements in Schedule A or as otherwise required by this Contract and will test and commission all equipment described in Schedule A or as may reasonably be required by Owner.

7.4.2        If the equipment or controls fail to satisfy any or all of the Testing and Commissioning Requirements, the tests will be reperformed at Owner’s request and at Contractor’s sole cost and expense.  Should the equipment or controls fail during or after retesting by the Contractor, then (i) Owner may carry out the tests itself, and Contractor will bear all of the costs and expenses of doing so, or (ii) Owner may engage third parties to carry out the tests on Owner’s behalf, and Contractor will bear all of the costs and expenses of doing so.

7.4.3        Owner may request additional tests at any time prior to Completion.  Contractor will provide such assistance and samples and make accessible such part of the equipment or controls for such additional testing as may be required and, if so directed, must carry out the additional tests at Owner’s sole cost and expense unless that test shows that equipment or controls is not in accordance with the requirements of this Agreement.

8.0	Force Majeure Occurrences.

8.1           If Contractor is delayed in performing the Work and such delay is caused by war, riot, civil insurrection, act of the public enemy, act of civil or military authority, fire, flood, earthquake or act of God (each, a “Force Majeure Occurrence”), such delay shall be excused and the Final Construction Schedule and Substantial Completion Date shall be adjusted accordingly.  In no case shall Contractor be entitled to additional or extra compensation resulting from any Force Majeure Occurrence, additional time being the only remedy to the Contractor because of any Force Majeure Occurrence.

8.2           An actual or asserted increased cost of performance or any financial difficulty of the Contractor or Contractor’s subcontractors, suppliers or vendors shall not constitute a Force Majeure Occurrence.

8.3           If there occurs a Force Majeure Occurrence, Contractor shall diligently prosecute Work that can be performed notwithstanding the Force Majeure Occurrence.

9.0	Minimum Insurance Requirements.

9.1           Contractor fully assumes all risks of injury or death to all persons, arising out of or related to its Work. Contractor shall immediately provide written notice to Owner of any accidents or occurrences resulting in any injuries to persons or damage to any property arising out or otherwise related to the Work.

9.2           Prior to its commencement of any Work and continuing until all of Contractor’s obligations under this Contract have been fully performed and discharged, including any warranty periods, Contractor shall obtain and keep in full force and effect at its expense insurance covering those areas set forth in this Paragraph. Such policies shall (i) be with an insurer lawfully authorized to conduct insurance business in the state where the Work is to be performed and rated no less than “A-” VII by A.M. Best; (ii) by endorsement to each applicable policy reasonably satisfactory to Owner (via Form CG 20 10, Form 90534, Form TE 9901B or equivalent), except for workers’ compensation insurance and professional liability insurance, all insurance required by this Contract shall include endorsements signed by the applicable insurance carrier(s) that name Owner and its parents, subsidiaries, affiliates, successors and assigns, and all of their current and former directors, officers, employees, shareholders, members, partners, agents and representatives and financiers, as additional insureds (collectively, the “Additional Insured”, and individually, an “Additional Insured”); and (iii) provide for [***] calendar days’ written notice to Owner and all applicable financiers by the insurer(s) in the event of suspension, termination, cancellation or material change in coverage.  Such policies of insurance shall, to the fullest extent permitted by Applicable Law, also contain a waiver of subrogation in favor of Owner and its additional insureds.  All such policies of insurance shall be primary insurance as to all Liabilities for damages and injury (including, but not limited to, death) whether to persons or property, arising out of or related to Contractor’s Work, and shall be noncontributing with any other insurance and self-insurance maintained by Owner or its affiliates.  Such insurance coverages do not limit the liability of Contractor to Owner for any damages.  Contractor shall also ensure that each of its approved subcontractors fully comply with the requirements of this Paragraph 9.0 before commencing any Work, either, with respect to each subcontractor, by including the subcontractor as an insured under Contractor’s insurance policies or furnishing separate certificates of insurance and endorsements for insurance policies maintained by the subcontractor.  Such required insurance includes, as a minimum:

9.2.1        Workers’ compensation insurance policy with statutory benefit levels to secure benefit payments for employees in compliance with all Applicable Law as required by the primary state of employment and all other states in which work is to be performed by contractor under this Contract.  Such workers’ compensation policy shall, to the extent contained in the Scope of Work, also contain an endorsement for black lung coverage, and United States Longshoremen and Harbor Workers (USL&H) and/or Jones Act.  USL&H and Jones Act must be provided where such exposure exists. The Worker’s compensation policy shall in all cases cover leased workers and borrowed servants to the extent any such persons are used to perform Work under this Contract.

9.2.2        Employer’s liability policy of insurance covering bodily injury by accident or disease, including death, arising out of or in the course of employment, with limits of at least [***] for each occurrence.  Such policy shall cover “leased workers”/borrowed servants to the extent any such persons are used to perform Work under this Contract.

9.2.3        Commercial General Liability policy of insurance, including premises/operations, independent contractors and subcontractors, personal and advertising injury, blanket contractual liability, products and completed operations liability, explosion, collapse and underground coverage and broad form property damage, and a pollution/environmental liability policy, having a minimum limit of [***] per occurrence for personal injury, bodily injury and property damage and [***] in the aggregate. Contractor agrees to maintain Products-Completed Operations coverage with respect to the Work performed under the Agreement in identical coverage, form and amount, including required endorsements, for the full term of the Statute of Repose following the date of Substantial Completion of the Work. The deductible for such policy shall be no more than [***], with Contractor solely responsible for paying the entire deductible if a covered loss occurs.

9.2.4        Commercial automobile liability policy of insurance insuring all owned, non-owned and hired automobiles used by Contractor in performing its Work, having a minimum limit of not less than [***] per occurrence for bodily injury and property damage with the same limits of coverage.  Contractor shall be solely responsible for paying any deductible in the event of a covered loss.

9.2.5        Umbrella or excess liability policy to be provided on a follow form basis and shall be no less restrictive than the required underlying coverage with limits of not less than [***], or such higher amount as set forth in the Scope of Work.  Coverage shall be excess coverage for (i) employer’s liability, (ii) Commercial General Liability, including contractual liability and (iii) Commercial auto liability. The minimum scope of coverage shall be as broad as the underlying insurance policies and no “laser exclusions” related to work being performed by contractor under this Contract shall be included in the policy (i.e., special exclusions that specifically name certain work-related activities, products services, or work as not being insured under the policy).

9.2.6        To the extent Contractor is required to provide design services under the Contract Documents, a Professional Errors and Omissions Liability Insurance policy covering errors, omissions, negligent or wrongful acts committed in connection with professional services performed under this Contract, with limits of not less than [***] for each claim. There shall be no exclusions related to the Work, no exclusion for punitive damages (where allowed by law) and no exclusion of exemplary or multiplied damages.

9.3           Contractor shall also purchase and maintain during the performance of the Work a Builder’s All Risk insurance policy in an amount equal to the full replacement value of the project covering physical loss or damage to the Work. Such insurance shall be placed with an insurance carrier or carriers qualified to issue such insurance at the time of placement or binding and will insure against “all risk” perils or “special form” coverage (including earthquake, flood and collapse) including, without duplication of coverage, theft, vandalism and malicious mischief for Work performed at the Jobsite, and Work stored off-site or in transit. The Contractor shall indicate the cost for Contractor to obtain the Builder’s All Risk coverage prior to commencing Work, and Owner reserves the right to obtain this coverage at its own expense, in which case Contractor shall not be required to obtain this coverage and no costs related to this insurance may be included in the Contract Sum.  The Contract Sum shown in Schedule A of this Contract does not include the cost of a Builder’s All Risk insurance policy.

9.4           Contractor acknowledges and stipulates that its furnishing of such policies of insurance and the acceptance of the same by Owner or its affiliates is not intended to, and shall not, limit, affect or modify the obligations or responsibilities otherwise assumed or owed by the Contractor under this Contract or otherwise, including but not limited to Contractor’s indemnity obligations.

9.5           Evidence of Insurance. Prior to commencement of the Work and before Contractor or its subcontractors shall enter the Jobsite, and at all times during the course of the Work and any activities of Contractor related to the Project, Contractor shall provide to Owner certificates of insurance and endorsements signed by an authorized representative of the insurer evidencing that the minimum insurance coverage in this Contract is in full force and effect.  If policies for which certificates have previously been furnished to Owner expire during this Contract, certificates evidencing the renewals of such policies shall immediately be provided to Owner.

9.6           During Contractor’s performance of the Work, Contractor shall immediately notify Owner of any known or reasonably foreseeable erosion greater than [***] of the required aggregate limits of insurance on any policy, after which point Owner may require Contractor to purchase additional coverage of a similar type, at Contractor’s expense, to account for the eroded aggregate limit.

9.7           Failure by Contractor to obtain and maintain the required insurance in strict compliance with this Paragraph 9.0 shall constitute a material breach of this Contract entitling Owner to terminate this Contract for cause under Paragraph 12.1 of this Contract.

10.0	Indemnity.

10.1         In addition to its indemnification obligations contained elsewhere in this Contract, Contractor shall indemnify and hold harmless Owner and each of its parents, affiliates, direct and indirect subsidiaries, directors, managers, owners, officers, members, employees, agents, representatives, contractors, successors and assigns (collectively, “Indemnified Parties”), from and against any and all Liabilities to the extent arising out of or related to any and all of the following circumstances:

10.1.1      Any actual or asserted failure of Contractor to comply with any Applicable Laws, including, without limitation, any fines or assessments levied against Contractor or any of the Indemnified Parties by any federal, state or local government agency, including the Mine Safety and Health Administration, for violations of safety, health, environment and other laws, rules or regulations by Contractor or its employees, agents, representatives or subcontractors;

10.1.2      Death of or actual or asserted injury to persons (including employees of Owner and Contractor, and their respective affiliates) or actual or asserted damage to or loss of property arising directly or indirectly out of the acts or omissions to act of Contractor in the performance of the Work, including without limitation, Liabilities arising under non-delegable duties of Owner arising from the use or operation by Contractor of construction equipment, tools, scaffolding, or facilities furnished to Contractor by Owner to perform the Work, but excepting where the injury or death of persons or damage to or loss of property is caused by the sole negligence or willful misconduct of Owner;

10.1.3      Actual or alleged contamination or pollution from any toxic or hazardous material or substance which is classified or regulated as toxic or hazardous to health or the environment by any Governmental Authority, arising either directly or indirectly out of the acts or omissions to act of Contractor;

10.1.4      Any failure by Contractor or any approved subcontractor to timely pay the wages and salaries of their employees in connection with performance of the Work, and any failure by Contractor or any approved subcontractor to timely pay to the appropriate taxing authority all federal, state and local taxes, withholding, contributions, interest and penalties applicable to such wages and salaries;

10.1.5      Actual or asserted violation or infringement of any domestic or foreign patents, copyrights, trademarks or other intellectual property or any improper use of confidential information or other proprietary rights that may be attributable to Contractor in connection with the Work; or

10.1.6      The breach of any of Contractor’s obligations under the terms of this Contract.

10.2         As used in this Paragraph 10.0, the term “Contractor” refers to Contractor, Contractor’s subcontractors and the employees, agents, representatives and contractors of each.

10.3         If any indemnity provisions contained in this Paragraph 10.0 or elsewhere in this Contract are contrary to the law governing this Contract, then the indemnity obligations specified will be construed as limited, but shall be applied to the maximum extent allowed by such law.

11.0	Liens.

11.1         Intentionally Omitted

11.2         Contractor shall keep the property of Owner and its affiliates, including the Work and the Jobsite, free and clear of all laborers’, artisans’, mechanics’ or materialmen’s liens or encumbrances arising out of the failure by Contractor or any subcontractor to make payments for any labor, parts or materials related to the Work.  Owner may retain from all Applications for Payment, the Substantial Completion Payment and the Final Payment, and to apply, such amounts for such period of time as is reasonably necessary to protect the Work, the Jobsite or other property of Owner from any and all such liens or encumbrances.  Contractor shall: (i) pay and discharge all taxes, lienable claims, charges or other assessments imposed and to be imposed by law on Owner or its affiliates or its or their property, arising out of, in connection with, or resulting from any and all such liens and encumbrances and, upon request, furnish proof satisfactory to Owner, as a condition to receiving any payment under this Contract, that all such impositions have been satisfied or discharged in full; (ii) at Contractor’s expense, promptly execute, deliver, file and/or post all notices, bonds or documents requested by Owner to protect the Work, the Jobsite or other property of Owner or its affiliates from any and all such liens and encumbrances; and (iii) indemnify and hold harmless Owner and its affiliates from and against all Liabilities relating to any and all such liens and encumbrances.

12.0	Termination and Suspension of the Work.

12.1         Owner may elect to terminate this Contract for cause by written notice to Contractor. As used in this Contract, the term “cause” refers to these occurrences:

12.1.1      Contractor becoming Bankrupt; or

12.1.2      Contractor failing or neglecting to carry out the Work under the Contract Documents, or otherwise materially breaching this Contract, and, if such failure, neglect and/or breach can be corrected, Contractor failing to correct such failure, neglect and/or breach within [***] calendar days after delivery by Owner to Contractor of written notice of such default (unless such correctible default or failure cannot be corrected within [***] calendar days, in which case the period shall be extended for such reasonable time to permit Contractor to correct if Contractor has commenced to correct within such [***] calendar day period and thereafter diligently pursues completion thereof).

12.2         Upon terminating this Contract for cause, Owner may, without prejudice to any other rights and remedies of Owner, (i) take possession of the Jobsite and all Work completed as of the termination date and (ii) complete the Work or cause the Work to be completed, by whatever method Owner may deem expedient.  If Owner elects to complete the Work or cause the Work to be completed following a termination for cause, then: (i) Contractor shall not be entitled to receive any further payment of any portion of the Contract Sum until the Work is completed; (ii) if the cost to complete the Work exceeds the unpaid balance of the Contract Sum, then Owner shall retain the unpaid portion of the Contract Sum and Contractor shall pay the difference to Owner within [***] business days of delivery by Owner to Contractor of an invoice therefore; and (iv) in determining the cost of completing the Work, Owner may include its reasonable administrative costs and any and all other related reasonable costs and expenses (including reasonable attorneys’ fees and litigation costs).  If a court of competent jurisdiction or arbitrator determines that termination of the Contract under Paragraph 12.1 was wrongful or otherwise improper, the termination shall be deemed or converted to a termination for convenience under Paragraph 12.3 and the provisions of Paragraph 12.3 will apply.

12.3         Owner may terminate this Contract at any time in its sole discretion without cause effective upon the delivery of written notice thereof by Owner to Contractor (“Termination for Convenience.”  If the Contract is terminated under this Paragraph 12.3, Contractor shall be entitled to be paid only to the extent of its completed and acceptable Work, plus materials or equipment actually procured for the Work that conform to the Contract Documents and delivered to the Jobsite (unless such materials or equipment can be returned or shipment cancelled.)  This agreed compensation for Termination for Convenience is exclusive of any actual or claimed lost profits, which Contractor expressly waives, and shall be without prejudice to any claims that Owner has against Contractor under this Contract, in law, or in equity.

12.4         If Owner terminates this Contract, whether with or without cause, Contractor shall: (i) immediately discontinue the Work on the termination date and refrain from procuring additional items or services related to the Work; (ii) take any actions necessary (or that Owner may direct) for the protection and preservation of the Work completed by Contractor as of the termination date; (iii) return to Owner all information furnished by Owner in connection with the performance of the Contract and the Work; (iv) cooperate with and assist Owner in the transfer of Work product and any permits and other items and information necessary for Owner to continue and complete the Work; and (v) comply with all other reasonable requests from Owner regarding the terminated Work and comply with all of its other obligations under this Contract that survive termination.  In addition, if Owner terminates this Contract for cause, Contractor shall promptly cause to be assigned to Owner each of Contractor’s subcontracts and supply agreements with respect to the Work requested by Owner to be so assigned.  Owner agrees to assume all of Contractor’s rights and obligations under such assigned subcontracts and supply agreements.

12.5         Owner may also suspend, delay or interrupt the Work at any time at its sole discretion without cause for such period as Owner may determine.  In that event, an equitable adjustment to the Contract Sum shall be made based solely upon Contractor’s proven increased cost of performance.  The Substantial Completion Date shall also be adjusted based upon the duration of any such suspension, delay or interruption.

13.0	Arbitration of Disputes.

13.1         Except as respects the exercise or prosecution of claims or causes of action for equitable relief, for which the Parties may proceed in any court of jurisdiction, any claim, cause of action or dispute between the Parties arising out of or relating to this Contract or the breach thereof which the Parties cannot resolve through mutual negotiation shall be resolved by arbitration under the Construction Industry Arbitration Rules of the American Arbitration Association then in effect.  Any final or interim award issued in arbitration may be enforced by any court having jurisdiction thereof.  Any arbitration(s) under this paragraph shall be conducted in Jefferson County, Kentucky, or such other location as is mutually agreed by Owner and Contractor.

13.2         Any arbitration(s) shall be conducted by a panel of three arbitrators if the amount in dispute is over [***]; otherwise, a single arbitrator will decide disputes.  Owner and Contractor shall attempt to agree on the selection of the arbitrator or on a three-arbitrator panel within [***] calendar days from receipt of a demand for arbitration.  If Owner and Contractor cannot agree on the arbitration panel within [***] calendar days, either party may ask the American Arbitration Association to initiate its panel selection procedures.

13.3         The arbitration award by the arbitrator/panel shall be final and binding and shall include an award of costs, including reasonable attorneys’ fees, for the prevailing party if the arbitrator/panel deems appropriate.  A judgment to enforce the arbitration award may be entered in any court of competent jurisdiction.  Notwithstanding the foregoing, claims or causes of action for equitable relief shall not be subject to such arbitration, and either party may employ or exercise freely such claims or causes of action.

13.4         After the issuance of an arbitration award under Paragraph 13.3, payment shall be made pursuant to the award within [***] calendar days from the date of award. Overdue payments shall bear interest at the statutory interest rate for Kentucky judgments.

13.5         Any party who files a demand for arbitration must assert in the demand all disputes then known to that party for which arbitration is the dispute resolution mechanism.

13.6         Unless this Contract has been terminated by Owner or as otherwise agreed in writing, the Contractor shall continue the Work and maintain the Final Construction Schedule during any dispute resolution proceedings.  If the Contractor continues to perform, the Owner shall continue to make payments to the extent required by this Contract.

13.7         Neither Owner nor Contractor may commence arbitration if the claim or cause of action would be barred by any applicable statute of limitations had the claim or cause of action been filed in a state or federal court. Receipt of a demand for arbitration by the person or entity administering the arbitration shall constitute the commencement of legal proceedings for the purposes of determining whether a claim or cause of action is barred by the applicable statute of limitations. If, however, a state or federal court exercising jurisdiction over a timely filed claim or cause of action orders that the claim or cause of action be submitted to arbitration, the arbitration proceeding shall be deemed commenced as of the date the court action was filed, provided that the party asserting the claim or cause of action files its demand for arbitration within [***] days after the entry of such order.

14.0	Performance and/or Payment Bonds.

14.1         Owner may require Contractor, prior to commencing the Work, to furnish bonds covering faithful performance of the Contract Documents and payment of obligations arising under the Contract, including any liquidated damage amounts that may become due to Owner as provided in Paragraph 4.5.

14.2         If Owner requires Contractor to furnish such bonds, then the premium for the bonds shall be added to the Contract Sum unless otherwise specified in the Scope of Work.

15.0	General Provisions.

15.1         CONTRACTOR WAIVES ANY CLAIM FOR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES IN RESPECT OF EXISTING OR FUTURE LOST PROFITS), OR FOR EXEMPLARY DAMAGES, IN RESPECT OF ANY BREACH(ES) OF THIS CONTRACT OR OTHERWISE.

15.2          All notices and other communications under this Contract shall be in writing and shall be delivered by hand, by email, by United States certified or registered mail with postage prepaid and return receipt requested, or by overnight courier service with delivery charges prepaid, as follows:

If to Contractor, to:
[***]
Fricke Management and Contracting, Inc.
[***]

If to Owner, to:
[***]
Hartshorne Mining, LLC
[***]

With a copy to:

[***]
Hartshorne Mining, LLC
[***]

All notices and other communications given by any Party to this Contract shall be deemed effective: (i) if delivered by hand or overnight courier service, on the date of receipt; (ii) if delivered by facsimile, the date that the transmitting party receives a transmission receipt; (iii) if delivered by email, the date that the sender receives an e-mail delivery receipt, an e-mail read receipt, or  a reply email to such email communication; or (iv) if mailed, on the date five business days after dispatch by certified or registered mail, in each case if delivered, sent or mailed to such party (properly addressed) to the contact provided in this Paragraph 15.2.  Either party may change all or any part of its contact information provided in this Paragraph 15.2 by providing notice thereof to the other Party.

15.3         Any failure or delay by either party to exercise any of its respective rights or remedies upon the non-performance or the defective performance of any term, condition or requirement of this Contract shall not be construed as a waiver, either in whole or in part, of that party’s rights or remedies.

15.4         The headings and captions appearing in the Paragraphs of this Contract are for identification only and shall not be construed as affecting in any way the meaning or interpretation of this Contract.  The language of all parts of this Contract shall in all cases be construed, according to its fair meaning, and not strictly for or against either of the parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

15.5         The Contract Documents shall be governed and construed by the substantive laws of the Commonwealth of Kentucky.

15.6         If any provision of the Contract Documents is invalid or unenforceable for any reason, such invalid or unenforceable provision(s) shall be deleted from the Contract Documents and the Contract Documents shall continue in full force and effect and shall be construed to give effect to the remaining provisions.

15.7         Notwithstanding the expiration or termination of this Contract, any duty or obligation incurred and which has not been fully observed, performed or discharged, and any right, unconditional or conditional, which has been created and not been fully enjoyed, enforced or satisfied (including, but not limited to, the duties, obligations and rights regarding payment, confidentiality, insurance, warranty, government impositions and indemnification) shall survive such expiration or termination until such duty or obligation has been fully observed, performed or discharged and such right has been enforced, enjoyed or satisfied.

15.8         This Contract shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Parties.  Owner may assign or transfer this Contract and its rights and obligations in its sole discretion.  For any assignment or transfer of all of Owner’s rights, with all of Owner’s obligations, under this Contract to another entity, Owner shall be released by Contractor, with no further action required, from any and all obligations under this Contract that arises after the date Contractor is notified of such transfer or assignment (or such later date as set forth in such notice).  Contractor’s ability to assign or transfer (including by operation of law) or subcontract any part of this Contract or the Work is restricted under Paragraph 3.2.  Any unauthorized assignment, transfer or subcontract by Contractor shall be null and void unless approved in writing by Owner.

15.9         Except to the extent specifically stated otherwise in this Contract, nothing in this Contract, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person, including, without limitation, any employees, representatives, contractors or agents of Contractor, other than the Parties and their respective permitted successors and assigns.

15.10       The Contract Documents contain the entire agreement of the parties regarding the matters covered by the Contract Documents, and supersede any and all other prior oral or written agreements, statements or promises made by any party, or to any employee, officer, or agent of any party regarding the matters covered by the Contract Documents.  The Contract Documents cannot be modified or amended by any means except by a written instrument duly signed by Owner’s Representative and Contractor’s Representative.  This Contract may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of executed versions of this Contract may be accomplished by exchange of emails according to the notice provisions of this Contract with attached copies of this Contract duly executed by Owner and Contractor.

15.11        The Contractor acknowledges and agrees that it is a condition precedent to the availability of the funding to be provided by Macquarie to the Owner with respect to the financing of the Project that the Contractor, the Owner and Macquarie enter into the Direct Agreement.  The Contractor undertakes and agrees to negotiate in good faith and acting reasonably in relation to the Direct Agreement and to enter into the Direct Agreement with the Owner and Macquarie by no later than September 1, 2017.

Remainder of Page Intentionally Left Blank. Signature Page to Follow

BY SIGNING BELOW, EACH SIGNATORY TO THIS CONTRACT WARRANTS AND REPRESENTS THAT SUCH SIGNATORY HAS READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THIS CONTRACT, HAS HAD THE OPPORTUNITY TO AVAIL ITSELF OF COUNSEL IN CONNECTION WITH THE REVIEW AND NEGOTIATION OF THIS CONTRACT, AND THAT SUCH SIGNATORY HAS FULL AUTHORITY AND LEGAL CAPACITY TO EXECUTE THIS CONTRACT INTENDING TO LEGALLY BIND THE PARTIES HERETO.

IN WITNESS HEREOF, the parties have executed this Contract as of the date first set forth above.

OWNER		CONTRACTOR

Hartshorne Mining, LLC		Fricke Management and Contracting, Inc.

By:	/s/ David Gay	By:	/s/ Randall Fricke

Name:	David Gay	Name:	Randall J. Fricke

Title:	President	Title:	SEC